Exhibit 99.1

Nexeo Solutions Holdings, LLC and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, in millions)

	March 31, 2016	September 30, 2015
Current Assets
Cash and cash equivalents	$59.7	$127.7
Accounts and notes receivable (net of allowance for doubtful accounts of $4.7 million and $3.8 million, respectively)	487.4	508.7
Inventories	319.3	325.1
Other current assets	24.6	22.0
Total current assets	891.0	983.5

Non-Current Assets
Property, plant and equipment, net	234.4	231.2
Goodwill	373.1	373.7
Other intangible assets, net of amortization	103.5	111.4
Other non-current assets	15.6	18.2
Total non-current assets	726.6	734.5
Total Assets	$1,617.6	$1,718.0

Current Liabilities
Short-term borrowings and current portion of long-term debt and capital lease obligations	$40.7	$72.4
Accounts payable	323.5	326.6
Accrued expenses and other liabilities	53.0	63.9
Income taxes payable	1.4	2.5
Total current liabilities	418.6	465.4

Non-Current Liabilities
Long-term debt and capital lease obligations, less current portion, net	805.0	863.5
Deferred income taxes	92.4	91.5
Other non-current liabilities	10.1	12.6
Total non-current liabilities	907.5	967.6
Total Liabilities	1,326.1	1,433.0

Commitments and contingencies (see Note 12)

Members’ Equity
Series A membership interest	490.4	490.4
Series B membership interest	5.6	5.1
Accumulated deficit	(156.5)	(162.9)
Accumulated other comprehensive loss	(48.0)	(47.6)
Total members’ equity	291.5	285.0
Total Liabilities and Members’ Equity	$1,617.6	$1,718.0

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Nexeo Solutions Holdings, LLC and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited, in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Sales and operating revenues	$862.2	$1,012.8	$1,689.9	$2,030.5
Cost of sales and operating expenses	760.9	913.6	1,493.4	1,839.3
Gross profit	101.3	99.2	196.5	191.2
Selling, general and administrative expenses	76.7	82.0	151.4	165.6
Transaction related costs	6.3	—	7.3	0.1
Operating income	18.3	17.2	37.8	25.5
Other income	0.9	0.2	2.6	0.7
Interest income (expense)
Interest income	0.1	0.1	0.1	0.1
Interest expense	(15.5)	(16.3)	(31.1)	(32.7)
Income (loss) from continuing operations before income taxes	3.8	1.2	9.4	(6.4)
Income tax expense	1.8	1.8	3.1	0.9
Net income (loss) from continuing operations	2.0	(0.6)	6.3	(7.3)
Net income (loss) from discontinued operations, net of tax	0.1	—	0.1	(0.8)
Net income (loss)	$2.1	$(0.6)	$6.4	$(8.1)

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Nexeo Solutions Holdings, LLC and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income (Loss)
(Unaudited, in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Net income (loss)	$2.1	$(0.6)	$6.4	$(8.1)
Unrealized foreign currency translation gain (loss), net of tax	6.1	(15.6)	(0.6)	(24.9)
Unrealized gain on interest rate hedges, net of tax	0.1	—	0.2	0.1
Other comprehensive income (loss), net of tax	6.2	(15.6)	(0.4)	(24.8)
Total comprehensive income (loss), net of tax	8.3	(16.2)	6.0	(32.9)
Comprehensive loss attributable to noncontrolling interest, net of tax	—	—	—	0.1
Total comprehensive income (loss) attributable to Nexeo Solutions Holdings, LLC and Subsidiaries, net of tax (1)	$8.3	$(16.2)	$6.0	$(32.8)

(1)         The tax effects for each component presented are not material.

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Nexeo Solutions Holdings, LLC and Subsidiaries
Condensed Consolidated Statement of Members’ Equity
(Unaudited, in millions)

	Series A Membership Interest	Series B Membership Interest	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balance at September 30, 2015	$490.4	$5.1	$(162.9)	$(47.6)	$285.0
Repurchases of membership units	—	(0.1)	—	—	(0.1)
Equity-based compensation	—	0.6	—	—	0.6
Comprehensive income (loss):
Net income	—	—	6.4	—	6.4
Other comprehensive loss	—	—	—	(0.4)	(0.4)
Balance at March 31, 2016	$490.4	$5.6	$(156.5)	$(48.0)	$291.5

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Nexeo Solutions Holdings, LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, in millions)

	Six Months Ended March 31,
	2016	2015
Cash flows from operating activities
Net income (loss) from continuing operations	$6.3	$(7.3)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	27.4	26.5
Debt issuance costs amortization and original issue discount amortization	4.4	4.3
Provision for bad debt	1.1	0.7
Inventory impairment	—	1.6
Deferred income taxes	0.9	2.0
Equity-based compensation charges	0.6	0.6
Gain on sales of property and equipment	(1.9)	(0.5)
Gain on debt extinguishment, net	(0.6)	—
Changes in operating assets and liabilities:
Accounts and notes receivable	20.7	60.3
Inventories	6.3	21.5
Other current assets	(3.7)	7.1
Accounts payable	(3.7)	(70.3)
Related party payable	(0.2)	(1.6)
Accrued expenses and other liabilities	(10.7)	(8.5)
Changes in other operating assets and liabilities, net	(3.3)	(2.2)
Net cash provided by operating activities from continuing operations	43.6	34.2
Net cash used in operating activities from discontinued operations	—	(0.6)
Net cash provided by operating activities	43.6	33.6

Cash flows from investing activities
Additions to property and equipment	(9.4)	(19.8)
Proceeds from the disposal of property and equipment	2.0	1.7
Net cash used in investing activities	(7.4)	(18.1)

Cash flows from financing activities
Repurchases of membership units	(0.1)	—
Purchase of additional equity interest in Nexeo Plaschem	—	(34.3)
Proceeds from short-term debt	18.6	23.4
Repayment of short-term debt	(15.0)	(32.7)
Proceeds from issuance of long-term debt	207.3	481.4
Repayment of long-term debt and capital lease obligations	(314.7)	(487.1)
Net cash used in financing activities	(103.9)	(49.3)

Effect of exchange rate changes on cash and cash equivalents	(0.3)	(3.0)
Decrease in cash and cash equivalents	(68.0)	(36.8)
Cash and cash equivalents at the beginning of the period	127.7	88.2
Cash and cash equivalents at the end of the period	$59.7	$51.4

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$26.4	$29.3
Cash paid during the period for taxes	$2.9	$2.8
Supplemental disclosure of non-cash investing activities:
Non-cash capital expenditures, including capital leases	$15.8	$2.8

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Nexeo Solutions Holdings, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited, currencies in millions)

1.              Organization and Nature of Operations

Nexeo Solutions Holdings, LLC (“Holdings”) was formed on November 4, 2010 as a Delaware limited liability company. On March 31, 2011, Holdings purchased certain assets of the global distribution business (the “Distribution Business”) from Ashland Inc. (“Ashland”), which is referred to as the “Ashland Distribution Acquisition.” Holdings is a holding company and substantially all of its operations are conducted through its primary operating subsidiary Nexeo Solutions, LLC (“Solutions”) and its subsidiaries. Holdings owns the majority of the membership interests of Solutions while the remaining membership interests are owned by Nexeo Solutions Sub Holding Corp. (“Sub Holding”), a wholly-owned subsidiary of Holdings. Holdings and its subsidiaries are collectively referred to as the “Company.”

During the fourth quarter of fiscal year 2012, the Company formed a joint venture, Nexeo Plaschem (Shanghai) Co., Ltd (“Nexeo Plaschem”), with the shareholders of Beijing Plaschem Trading Co., Ltd and in November 2012 Nexeo Plaschem acquired the operations of Beijing Plaschem Trading Co., Ltd (the “Beijing Plaschem Acquisition”). Nexeo Plaschem became a wholly-owned subsidiary in October 2014. In December 2013, the Company acquired 100% of the outstanding shares of Chemical Specialists and Development, Inc. (“CSD”) and substantially all of the assets of two related businesses of CSD (collectively, the “CSD Acquisition”). In April 2014, the Company acquired 100% of the outstanding shares of Archway Sales, Inc. (“Archway”) and substantially all the assets of a related business (collectively, the “Archway Acquisition”).

The Company is a global distributor of chemicals products in North America and Asia and plastics products in North America, Europe, the Middle East and Africa (“EMEA”) and Asia. In connection with the distribution of chemicals products, the company provides value-added services such as custom blending, packaging and re-packaging, private-label manufacturing and product testing in the form of chemical analysis, product performance analysis and product development. The Company also provides environmental services, including waste collection, recovery and arrangement for disposal services and recycling in North America, primarily in the United States (“U.S.”), through its Environmental Services line of business. The Company was a distributor of composites products in North America until July 1, 2014, when these operations were sold. Activity associated with these operations is reflected as discontinued operations for all periods presented.

The Company connects a network of approximately 1,300 suppliers with a diverse base of approximately 27,500 customers. The Company offers its customers products used in a broad cross-section of end markets including household, industrial and institutional (“HI&I”), lubricants, performance coatings (including architectural coatings, adhesives, sealants and elastomers, or “CASE”), automotive, healthcare, personal care, oil and gas and construction. The Company distributes approximately 23,000 products into over 80 countries through a supply chain consisting of approximately 170 owned, leased or third-party warehouses, rail terminals and tank terminals globally. The Company has a private fleet of over 1,000 units, including tractors and trailers, primarily located in North America.

The Company currently employs approximately 2,450 employees globally.

On March 21, 2016, the Company entered into an Agreement and Plan of Merger (the “WLRH Merger Agreement”) with WL Ross Holding Corp., a Delaware corporation (“WLRH”), Neon Acquisition Company LLC, a Delaware limited liability company and a wholly-owned subsidiary of WLRH, Neon Holding Company LLC, a Delaware limited liability company and indirect subsidiary of WLRH (“Company Merger Sub”), TPG Accolade Delaware, L.P., a Delaware limited partnership (“TPG Accolade Delaware”), and certain other parties. Upon the closing of the transactions contemplated by the WLRH Merger Agreement (the “Proposed Merger”), WLRH will acquire the Company, with TPG Accolade, L.P. (“TPG Accolade”) and its affiliates owning approximately 35% of the outstanding common stock of the post-combination company. In addition, as a result of the Proposed Merger, it is anticipated that the combined company’s equity securities will be listed on The NASDAQ Global Select Market and that the combined company will be re-named Nexeo Solutions, Inc. The Proposed Merger has been approved by both the Company’s Board of Directors and the Board of Directors of WLRH, and is expected to close in the summer of 2016, subject to various closing conditions, including requisite regulatory approvals and approval of the stockholders of WLRH. WLRH is expected to be the accounting acquirer.

2.              Basis of Presentation and Recent Accounting Pronouncements

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information. As such, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments, except as disclosed herein) considered necessary for a fair statement have been included. Results of operations for the three and six months ended March 31, 2016 are not necessarily indicative of results to be expected for the fiscal year ending September 30, 2016. Quarterly financial data should be read in conjunction with the consolidated financial statements and accompanying notes for the fiscal year ended September 30, 2015 included in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”) on December 7, 2015.

The condensed consolidated financial data as of September 30, 2015 presented in these unaudited condensed consolidated financial statements were derived from the Company’s audited consolidated financial statements, but do not include all disclosures required by U.S. GAAP.

Certain prior period amounts have been reclassified to conform to the current period financial statement presentation.

During the third quarter of fiscal year 2015, the Company determined that Proceeds from short-term debt and Repayment of short-term debt within the financing activities portion of the Company’s condensed consolidated statements of cash flows were not reported in accordance with actual cash movements for prior periods presented during fiscal year 2015. Accordingly, the Company has revised the condensed consolidated statement of cash flows for the six months ended March 31, 2015 to reflect a decrease of $80.1 million in Proceeds from short-term debt and a decrease of $79.6 million in Repayment of short-term debt within financing activities. The revision had no impact on the Company’s total cash flows, financial condition or results of operations.

The Company does not believe this revision has a material effect on the Company’s previously reported condensed consolidated financial statements.

Recent Accounting Pronouncements Adopted

In April 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2014-8, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“ASU 2014-8”). This ASU changes the criteria for reporting discontinued operations while requiring expanded disclosures surrounding the assets, liabilities, income, and expenses of discontinued operations. The Company adopted this standard during the first quarter of fiscal year 2016 and its adoption did not have an effect on the Company’s financial position or results of operations.

In November 2015 the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). This ASU requires an entity to classify all deferred tax assets and liabilities as noncurrent. ASU 2015-17 is effective for fiscal years beginning after December 15, 2016 and interim periods within those years and early adoption is permitted. The Company adopted this standard during the first quarter of fiscal year 2016 on a prospective basis and its adoption did not have a material impact on the Company’s financial position or results of operations.

New Accounting Pronouncements Not Yet Adopted

In January 2016, the FASB issued ASU 2016-01, Financial Instruments (Topic 825): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). This ASU (i) requires all equity investments in unconsolidated entities other than those measured using the equity method of accounting, to be measured at fair value through earnings; (ii) when the fair value option has been elected for financial liabilities, requires that changes in fair value due to instrument specific credit risk be recognized separately in other comprehensive income and accumulated gains and losses due to these changes and will be reclassified from accumulated other comprehensive income to earnings if the liability is settled before maturity; and (iii) amends certain fair value disclosure provisions related to financial instruments carried at amortized cost. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years and early adoption is permitted. The Company is in the process of evaluating the provisions of the ASU and assessing the potential effect on the Company’s financial position or results of operations.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which requires all leases with terms greater than 12 months, whether finance or operating, to be recorded on the balance sheet, reflecting a liability to make lease payments and a right-to-use asset representing the right to use the underlying asset for the lease term. The recognition, measurement and presentation of expenses and cash flows arising from a lease by a lessee will not significantly change from current GAAP. The amendments of ASU 2016-02 are effective for the reporting periods beginning after December 15, 2018, with early adoption permitted. An entity will be required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach by recording a cumulative-effect adjustment to equity as of the beginning of the fiscal year of adoption. The Company is in the process of evaluating provisions of the ASU and assessing the potential effect on the Company’s financial position or results of operations.

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718) (“ASU 2016-09”): Improvements to Employee Share-Based Payment Accounting. The updated guidance simplifies several aspects of accounting for certain aspects of share-based payment awards to employees, including the accounting for income taxes, forfeitures and statutory tax withholding requirements, as well as the classification of related matters in the statement of cash flows. ASU 2016-09 is effective for interim and annual reporting periods beginning after December 15, 2016. The Company is in the process of evaluating the provisions of the ASU and assessing the potential effect on the Company’s financial position and results of operations.

The Company continues the evaluation process of the potential effects on its financial position or results of operations of the accounting pronouncements disclosed in the filing of its consolidated financial statements and accompanying notes for the fiscal year ended September 30, 2015 on Form 10-K, including ASU 2014-9, Revenue from Contracts with Customers.

3.              Cash and Cash Equivalents — Risks and Uncertainties

At March 31, 2016, the Company had $59.7 million in cash and cash equivalents. Of this amount, $56.9 million was held by foreign subsidiaries. Of the $56.9 million, $51.6 million was denominated in currencies other than the U.S. dollar, primarily in Euros, Canadian dollars (“CAD”), British pounds and Chinese renminbi (“RMB”). At March 31, 2016, the Company had $6.2 million in China denominated in RMB. While the RMB is convertible into U.S. dollars, foreign exchange transactions are subject to approvals from the State Approvals of Foreign Exchange. The Company does not anticipate any significant adverse impact to overall liquidity from restrictions on cash and cash equivalents and believes such cash and cash equivalents could be repatriated to the U.S. in the form of debt repayments with limited tax consequences.

4.              Inventories

Inventories at March 31, 2016 and September 30, 2015 consisted of the following:

	March 31, 2016	September 30, 2015
Finished products	$315.1	$320.9
Supplies	4.2	4.2
Total	$319.3	$325.1

The Company’s inventories in the U.S. and Canada are collateral under its asset based loan facility (“ABL Facility”) and senior secured term loan facility (“Term Loan Facility” and together with the ABL Facility, the “Credit Facilities”).

5.              Certain Assets Used as Collateral

The Company’s accounts receivable in the U.S. and Canada are collateral under the Credit Facilities. These accounts receivable totaled $371.5 million and $396.7 million in the aggregate as of March 31, 2016 and September 30, 2015, respectively.

The Company’s inventories in the U.S. and Canada are collateral under the Credit Facilities. These inventories totaled $236.1 million and $247.1 million in the aggregate as of March 31, 2016 and September 30, 2015, respectively.

Certain customers of Nexeo Plaschem are allowed to remit payment during a period of time ranging from 30 days up to nine months. These notes receivables, which are supported by banknotes issued by large banks in China on behalf of these customers, are included in Accounts and notes receivable on the Company’s condensed consolidated balance sheets and totaled $5.3 million and $4.5 million at March 31, 2016 and September 30, 2015, respectively. Additionally, under certain credit arrangements Nexeo Plaschem is a party thereto, these notes receivable may also be pledged as collateral. See Note 9.

6.              Property, Plant and Equipment

Property, plant and equipment at March 31, 2016 and September 30, 2015 consisted of the following:

	March 31, 2016	September 30, 2015
Land	$41.3	$41.2
Plants and buildings	79.9	78.3
Machinery and equipment (1)	184.8	167.8
Software and computer equipment	70.4	68.8
Construction in progress	12.3	12.9
Total	388.7	369.0
Less accumulated depreciation	(154.3)	(137.8)
Property, plant and equipment, net	$234.4	$231.2

(1)         Includes $26.8 million and $13.1 million, respectively, related to equipment acquired under capital leases.

Included in the carrying value of property, plant and equipment are certain closed facilities located in the U.S., which collectively have a carrying value of $1.6 million. The facilities do not currently meet the criteria for held-for-sale classification; accordingly, they remain classified as held and used.

Total depreciation expense on property, plant and equipment was $9.9 million and $19.6 million for the three and six months ended March 31, 2016, respectively, and $9.7 million and $18.6 million for the three and six months ended March 31, 2015, respectively.

In May 2015, the Company entered into a lease agreement with Ryder Truck Rental, Inc. (“Ryder”) for transportation equipment (“Ryder Lease”). The Ryder Lease covers the rental of approximately 200 tractors, which will replace a significant portion of the Company’s current private fleet of tractors, and has a term of seven years. The Ryder Lease is accounted for as a capital lease and requires minimum annual payments of approximately $5.5 million per year. As of March 31, 2016, the Company had taken delivery of 200 tractors under the Ryder Lease. Upon receipt of the tractors the Company recorded $25.6 million of initial equipment cost and corresponding capital lease obligations. The two remaining tractors are expected to be delivered in the third quarter of fiscal year 2016. The Company is permitted to terminate the lease of an individual tractor on the anniversary of its delivery date, provided that certain conditions are met. In the event the Company terminates the lease of an individual tractor in accordance with the terms of the Ryder Lease, the Company may elect to purchase the individual tractor at a predetermined residual value or return the tractor to Ryder, subject to an adjustment based on the then-current market value of the individual tractor.

In connection with the receipt of new tractors under the Ryder Lease during the three months ended March 31, 2016, the Company sold eight of its old tractors for proceeds of $0.1 million and recognized gains of $0.1 million which were included in Other income in the condensed consolidated statements of operations. During the six months ended March 31, 2016, the Company sold ninety tractors for proceeds of $1.8 million and recognized gains of $1.8 million.

Facility Lease

The Company is currently in discussions with the Illinois Tollway Authority regarding the sale of one of the Company’s facilities under an eminent domain proceeding styled and numbered Illinois State Tollway Authority v. Nexeo Solutions, LLC, Case No. 15 L 50521, Parcel No. WA-12-012. The sale is expected to be finalized in the second quarter of fiscal year 2017. The Company does not expect to record a loss in connection with this transaction.

In March 2016, in connection with the relocation of the operations currently managed at the facility described above, the Company entered into a lease agreement for a new facility in Montgomery, Illinois. The lease has a term of 15 years, with annual payments beginning at $1.1 million per year and annual escalations of 2.5% per year. The lease agreement includes three renewal options of five years each. The Company is expected to begin the lease term in November 2016. This lease agreement will be accounted for as a capital lease.

7.              Goodwill and Other Intangibles

Goodwill

The following is a progression of goodwill for the six months ended March 31, 2016 by reportable segment:

	Chemicals	Plastics	Other	Total
Balance at September 30, 2015	$269.7	$91.5	$12.5	$373.7
Foreign currency translation	(0.1)	(0.5)	—	(0.6)
Balance at March 31, 2016	$269.6	$91.0	$12.5	$373.1

Goodwill Impairment Test

Goodwill is tested for impairment annually as of March 31 and whenever events or circumstances make it more likely than not that an impairment may have occurred. Goodwill is reviewed for impairment at the reporting unit level, or operating segment, for the Company. As of March 31, 2016, the Company tested goodwill recorded at each of its operating segments and concluded that goodwill was not impaired.

Significant management judgment is required in the estimates and assumptions made for purposes of the Company’s goodwill impairment testing. If actual results differ from these estimates and assumptions or market conditions materially change, the analysis could be negatively impacted and could result in an impairment charge in future periods.

Other Intangible Assets

Definite-lived intangible assets at March 31, 2016 and September 30, 2015 consisted of the following:

		March 31, 2016			September 30, 2015
	Estimated Useful Life (years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer-related intangibles(1)	5-14	$121.2	$(38.9)	$82.3	$121.3	$(33.6)	$87.7
Supplier-related intangible	10	17.0	(3.4)	13.6	17.0	(2.6)	14.4
Leasehold interest intangible	1-20	2.1	(1.4)	0.7	2.1	(1.3)	0.8
Non-compete agreements(2)	3-5	10.0	(5.3)	4.7	10.0	(4.5)	5.5
Trademarks and trade names(3)	2-6	6.2	(4.0)	2.2	6.2	(3.2)	3.0
Total		$156.5	$(53.0)	$103.5	$156.6	$(45.2)	$111.4

(1)         Included net carrying amounts of $44.3 million, $1.6 million, $27.6 million and $8.8 million at March 31, 2016 associated with the Ashland Distribution Acquisition, the Beijing Plaschem Acquisition, the CSD Acquisition and the Archway Acquisition, respectively. Included net carrying amounts of $46.8 million, $2.2 million, $29.4 million and $9.3 million at September 30, 2015 associated with the Ashland Distribution Acquisition, the Beijing Plaschem Acquisition, the CSD Acquisition and the Archway Acquisition, respectively.

(2)         In connection with the Ashland Distribution Acquisition, Ashland agreed to a three-year non-compete agreement, which has since been fully amortized. In connection with the CSD Acquisition and the Archway Acquisition, former officers agreed to five-year non-compete agreements.

(3)         Included a net carrying amount of $2.2 million related to the CSD Acquisition; the net carrying amount for the Archway Acquisition was fully amortized at March 31, 2016. Included net carrying amounts of $2.4 million and $0.6 million at September 30, 2015 related to the CSD Acquisition and the Archway Acquisition, respectively.

Amortization expense recognized on intangible assets was $3.9 million and $7.8 million for the three and six months ended March 31, 2016 and $3.9 million and $7.9 million for the three and six months ended March 31, 2015.

8.              Other Non-Current Assets

Other non-current assets at March 31, 2016 and September 30, 2015 consisted of the following:

	March 31, 2016	September 30, 2015
Debt issuance cost, net	$10.7	$14.5
Other	4.9	3.7
Total	$15.6	$18.2

9.              Debt

Short-term borrowings outstanding and the current portion of long-term debt and capital lease obligations at March 31, 2016 and September 30, 2015 are summarized below:

	March 31, 2016	September 30, 2015
Short-term borrowings	$38.3	$34.9
Current portion of long-term debt and capital lease obligations	2.4	37.5
Total short-term borrowings and current portion of long-term debt and capital lease obligations, net	$40.7	$72.4

Long-term debt outstanding at March 31, 2016 and September 30, 2015 is summarized below:

	March 31, 2016	September 30, 2015
ABL Facility	$17.4	$85.5
Term Loan Facility	617.6	647.2
8.375% Senior Subordinated Notes	149.7	159.2
Capital lease obligations (1)	25.5	12.7
Total long-term debt	810.2	904.6
Less: unamortized debt discount (2)	(2.8)	(3.6)
Less: current portion of long-term debt and capital lease obligations	(2.4)	(37.5)
Long-term debt and capital lease obligations, less current portion, net	$805.0	$863.5

(1)         During the six months ended March 31, 2016, the Company received 105 tractors under the Ryder Lease and recorded $13.8 million of initial capital lease obligations. See Note 6. Capital lease obligations exclude executory costs and interest payments associated with the underlying leases. See “Capital Lease Obligations” below.

(2)         At March 31, 2016 and September 30, 2015, respectively, included $1.5 million and $1.9 million of unamortized debt discount related to the Term Loan Facility. The remainder of the unamortized debt discount related to the 8.375% Senior Subordinated Notes (“Notes”). Debt discount is amortized to interest expense over the life of the respective instruments using the effective interest rate method.

Short-Term Borrowings

The Company’s short-term borrowings are associated with the Company’s operations in China and are summarized below:

	Facility Limit	Outstanding Borrowings Balance	Weighted Average Interest Rate on Borrowings	Outstanding LOC and Bankers’ Acceptance Bills	Remaining Availability
March 31, 2016
October 2012 Line of Credit (1)	$28.8	$27.7	3.8%	$—	$1.1
November 2012 Line of Credit (2)	23.3	10.6	5.4%	11.4	1.3
Total	$52.1	$38.3		$11.4	$2.4

September 30, 2015
October 2012 Line of Credit (1)	$23.8	$23.0	3.5%	$—	$0.8
November 2012 Line of Credit (2)	23.6	11.9	6.1%	7.1	4.6
Total	$47.4	$34.9		$7.1	$5.4

(1)         The borrowing limit of this facility is denominated in U.S. dollars and was increased by $5.0 million in December 2015. This line of credit is secured by a standby letter of credit drawn on the ABL Facility covering 110% of the facility’s borrowing limit amount. Borrowings under the line of credit are payable in full within 12 months of the date of the advance.

(2)         The borrowing limit of this facility is denominated in RMB. This line of credit is secured by a standby letter of credit drawn on the ABL Facility covering 100% of the facility’s borrowing limit amount. Borrowings under the line of credit are payable in full within 12 months of the date of the advance.

In addition to the above lines of credit, Nexeo Plaschem has an arrangement through which it makes borrowings on a short-term basis, usually six months, by using its line of credit with the bank or by pledging the proceeds of its notes receivable. The borrowings under this arrangement are used to fund Nexeo Plaschem’s working capital requirements. At March 31, 2016 and September 30, 2015, there were no outstanding borrowings, no notes receivable pledged and no outstanding bankers’ acceptance bills issued to suppliers under this arrangement.

Nexeo Plaschem has another similar arrangement whereby it is able to pledge proceeds from its notes receivable in exchange for bankers’ acceptance bills issued to suppliers. No notes receivable were pledged under this arrangement at March 31, 2016 and September 30, 2015.

Long-Term Debt

The weighted average interest rate on borrowings under the ABL Facility was 2.2% and 1.8% at March 31, 2016 and September 30, 2015, respectively. At March 31, 2016 and September 30, 2015, the Company had $71.8 million and $67.4 million, respectively, in outstanding letters of credit under the U.S., Canadian and permitted foreign facility tranches of the ABL Facility. Collective credit availability under the U.S. and Canadian tranches of the ABL Facility was $362.1 million and $321.4 million at March 31, 2016 and September 30, 2015, respectively. The ABL Facility matures on July 11, 2017.

The interest rate for the Term Loan Facility was 5.0% at March 31, 2016 and September 30, 2015. The Term Loan Facility matures on September 9, 2017. The Notes mature on March 1, 2018.

The Company’s accounts receivable and inventory in the U.S. and Canada are collateral under the Credit Facilities. The Company’s accounts receivable and inventory in the U.S. and Canada totaled $607.6 million and $643.8 million at March 31, 2016 and September 30, 2015, respectively. See Note 5.

As of March 31, 2016, the Company was in compliance with all debt covenants under the Credit Facilities and the Notes.

Term Loan Facility - Excess Cash Flow Payment

The Term Loan Facility agreement requires the Company to make early principal payments on an annual basis if cash flows for the year exceed certain levels specified in the agreement. For the fiscal year ended September 30, 2015, the Company had Excess Cash Flow (as defined in the agreement) of $59.2 million, of which $29.6 million was used in December 2015 as an early principal payment of the outstanding balance under the Term Loan Facility. As a result of this payment, under the agreement terms, the quarterly principal payment of $1.7 million is no longer required for the remaining term of the facility. The Company is still required to make periodic interest payments based on the principal amount outstanding.

8.375% Senior Subordinated Notes - Repurchase

During the second quarter of fiscal year 2016, the Company acquired $9.5 million in aggregate principal amount of its Notes for $8.7 million in cash and a net gain of $0.6 million, inclusive of the write-off of related debt issuance costs and original issue discount.

Proposed Merger

In connection with the Proposed Merger, WLRH expects to refinance the Company’s current indebtedness as described in the transaction documents related to the Proposed Merger and therefore, substantially all of the Company’s outstanding indebtedness would be repaid or satisfied and discharged at or prior to the closing of the Proposed Merger. Further, the terms of the transaction documents related to the Proposed Merger provide that the Company must cooperate in connection with any potential refinancing proposed by WLRH. On May 3, 2016, the Company notified the trustee for the Notes that the Company has elected to redeem, at par, all outstanding Notes on June 2, 2016 (the “Redemption Date”); provided that it shall be a condition to such redemption that the Proposed Merger shall have been completed contemporaneous with or prior to the Redemption Date, the Company will issue one or more notices to holders of the Notes delaying the Redemption Date not more than 60 days from the date of the original notice or rescinding the notice of redemption.

There can be no assurance that the Proposed Merger or its associated refinancing will occur.

Capital Lease Obligations

The capital lease obligation balance of $25.5 million as of March 31, 2016 is primarily associated with tractors delivered under the Ryder Lease through March 31, 2016. This obligation excludes future executory costs payments of $2.1 million per year, for aggregate executory costs of $13.7 million, as well as decreasing annual interest payments ranging from $1.2 million to $0.4 million, for aggregate interest payments totaling $5.7 million.

10.  Derivatives

The Company is a party to interest rate swap agreements of varying expiration dates through March 2017, to help manage the Company’s exposure to interest rate risk related to its variable-rate Term Loan Facility. The swaps have a quarterly settlement frequency. In February 2016, one such interest rate swap in the amount of $80.0 million expired and was not replaced. As a result, as of March 31, 2016, the notional amount of outstanding interest rate swap agreements was $120.0 million. The interest rate swaps are accounted for as cash flow hedges. Accordingly, gains or losses resulting from changes in the fair value of the swaps are recorded in other comprehensive income to the extent that the swaps are effective as hedges. Gains and losses resulting from changes in the fair value applicable to the ineffective portion, if any, are reflected in income. Gains and losses recorded in other comprehensive income are reclassified into and recognized in income when the interest expense on the Term Loan Facility is recognized.

Gains and losses (net of reclassifications into income) related to the Company’s interest rate swaps were as follows:

		Three Months Ended March 31,		Six Months Ended March 31,
	Recorded to	2016	2015	2016	2015
Realized loss	Interest expense	$0.1	$0.1	$0.2	$0.3
Unrealized gain	Other comprehensive income	$0.1	$—	$0.2	$0.1

At March 31, 2016, $0.3 million in unrealized losses were expected to be realized and recognized in income within the next twelve months.

See Note 11 for additional information on the Company’s derivative instruments.

11.  Fair Value Measurements

The accounting standard for fair value measurements establishes a framework for measuring fair value that is based on the inputs market participants use to determine the fair value of an asset or liability and establishes a fair value hierarchy to prioritize those inputs. The fair value hierarchy is as follows:

•                  Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical unrestricted assets or liabilities.

•                  Level 2—Quoted prices in markets that are not active or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

•                  Level 3—Prices or valuation models that require inputs that are both significant to the fair value measurement and less observable for objective sources (i.e., supported by little or no market activity).

The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs are obtained from independent sources and can be validated by a third party, whereas unobservable inputs reflect assumptions a third party would use in pricing an asset or liability based on the best information available under the circumstances. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, which may affect the valuation of the assets and liabilities and their placement within the fair value hierarchy levels. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

The Company’s financial instruments recorded at fair value on a recurring basis relate solely to its interest rate swaps. The Company’s interest rate swaps are valued using quoted market prices and significant other observable and unobservable inputs. These financial instruments’ fair values are based upon trades in liquid markets, and the valuation model inputs can generally be verified through over-the-counter markets and valuation techniques that do not involve significant management judgment. The fair values of these financial instruments are classified within Level 2 of the fair value hierarchy.

At March 31, 2016, the Company recorded $0.3 million in Accrued expenses and other liabilities and less than $0.1 million in Other non-current liabilities in the condensed consolidated balance sheet related to these instruments. At September 30, 2015, the Company recorded $0.4 million in Accrued expenses and other liabilities and $0.1 million in Other non-current liabilities in the condensed consolidated balance sheet related to these instruments.

During the three and six months ended March 31, 2016 and 2015, the Company did not have any transfers between Level 1, Level 2 or Level 3 fair value measurements.

Fair value of financial instruments

The carrying values of cash and cash equivalents, accounts and notes receivable, accounts payable and short-term borrowings approximate fair value due to the short-term maturity of those instruments.

The carrying values of borrowings outstanding under the ABL Facility and the Term Loan Facility approximate fair value at March 31, 2016 and September 30, 2015, primarily due to their variable interest rate. The estimated fair value of these instruments is classified by the Company as a Level 3 measurement within the fair value hierarchy.

The estimated fair value of the Notes was $150.8 million and $149.2 million at March 31, 2016 and September 30, 2015, respectively, including accrued interest of $1.0 million and $1.1 million, respectively. The estimated fair value of the Notes is classified by the Company as a Level 3 measurement within the fair value hierarchy. The estimated fair value of these instruments is calculated based upon a pricing model using the estimated yield calculated from interpolated treasury and implied yields to quoted price as inputs. The Company’s relative credit standing is one of the inputs to the valuation.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

In addition to the financial instruments that are recorded at fair value on a recurring basis, the Company records assets and liabilities at fair value on a nonrecurring basis as required by U.S. GAAP. Generally, assets and liabilities are recorded at fair value on a nonrecurring basis as a result of impairment charges or as part of a business combination. During the three months ended March 31, 2016, there were no assets or liabilities recorded at fair value on a nonrecurring basis.

12.  Commitments, Contingencies and Litigation

Environmental Remediation

Due to the nature of its business, the Company is subject to various laws and regulations pertaining to the environment and to the sale, transportation and disposal of chemicals and hazardous materials. These laws pertain to, among other things, air and water, the management of solid and hazardous wastes, transportation and human health and safety.

In the Ashland Distribution Acquisition purchase agreement (the “ADA Purchase Agreement”), Ashland agreed to retain all known environmental remediation liabilities (“Retained Specified Remediation Liabilities”) and other environmental remediation liabilities unknown at the closing of the Ashland Distribution Acquisition related to the Distribution Business for which Ashland receives notice prior to the fifth anniversary of the closing (“Other Retained Remediation Liabilities”) (collectively “Retained Remediation Liabilities”). Ashland’s liability for Retained Remediation Liabilities is not subject to any claim thresholds or deductibles other than expenses the Company incurs arising out of the Other Retained Remediation Liabilities; if the Company incurs expenses arising out of Other Retained Remediation Liabilities for which Ashland received notice prior to the fifth anniversary of the closing, Ashland’s indemnification obligation is subject to an individual claim threshold of $0.2 million and an aggregate claim deductible of $5.0 million. Ashland’s indemnification obligation for the Retained Remediation Liabilities is subject to an aggregate ceiling of $75.0 million. Ashland’s indemnification obligations resulting from its breach of any representation, warranty or covenant related to environmental matters (other than for liabilities relating to taxes or the breach of any fundamental representation or warranty) are generally limited by an individual claim threshold of $0.2 million, an aggregate claim deductible of $18.6 million and a ceiling of $93.0 million. Collectively, Ashland’s indemnification obligations resulting from or relating to the Retained Remediation Liabilities, retained litigation liabilities, and the breach of Ashland’s representations, warranties and covenants contained in the ADA Purchase Agreement (other than for liabilities relating to taxes or the breach of any fundamental representation or warranty) is subject to an aggregate ceiling of $139.5 million, and Ashland’s total indemnification obligation under the ADA Purchase Agreement (other than for liabilities relating to taxes or any retained indebtedness) is subject to an aggregate ceiling in the amount of the purchase price for the Distribution Business net assets. Ashland’s indemnification obligations under the ADA Purchase Agreement terminated as of the fifth anniversary of the closing (March 31, 2016), other than for Retained Specified Remediation Liabilities and for Other Retained Remediation liabilities reported to Ashland prior to the fifth anniversary of the closing for which Ashland retains liability pursuant to the ADA Purchase Agreement. As a result, any environmental remediation liabilities reported to the Company after the fifth anniversary of the closing and not arising out of a Retained Remediation Liability will be liabilities of the Company.

In July 2014, Ashland filed a lawsuit styled and numbered Ashland Inc. v. Nexeo Solutions, LLC, Case No. N14C-07-243 JTV CCLD, in the Superior Court for the State of Delaware in and for New Castle County. In the suit, Ashland seeks a declaration that the Company is obligated to indemnify Ashland for losses Ashland incurs pertaining to Other Retained Remediation Liabilities, up to the amount of the aggregate $5.0 million deductible applicable to the Company-incurred expenses indemnified by Ashland, whether or not the Company incurs any expenses or obtains any indemnity from Ashland. Ashland further alleges that the Company has breached duties related to that agreement by not having so indemnified Ashland for amounts Ashland has incurred for Other Retained Remediation Liabilities at sites where Ashland disposed of wastes prior to the Ashland Distribution

Acquisition, and on that basis seeks unspecified compensatory damages, costs and attorney’s fees. The Company disagrees with Ashland’s construction of the ADA Purchase Agreement and is vigorously defending the lawsuit.

The Company does not currently have any environmental or remediation reserves for matters covered by the ADA Purchase Agreement. However, if the Company was to incur expenses related to Other Retained Remediation Liabilities, the Company would be responsible for the first $5.0 million in aggregate expenses relating thereto prior to the receipt of any indemnification from Ashland.  In addition, if any Retained Remediation Liability ultimately exceeds the liability ceilings described above, the Company would be responsible for such excess amounts. In either of these scenarios, the Company would be required to take an appropriate environmental or remediation reserve. The Company would also be required to take remediation or environmental reserves for remediation or other environmental liabilities reported after the fifth anniversary of the closing related to facilities acquired in the Ashland Distribution Acquisition; for remediation of spills or releases caused by the Company’s operations including those related to the Company’s Environmental Services line of business; and for remediation or other environmental liabilities related to facilities acquired from parties other than Ashland (i.e., in the CSD Acquisition or the Archway Acquisition). The Company’s reserves will be subject to numerous uncertainties that affect its ability to accurately estimate its costs, or its share of costs if multiple parties are responsible. These uncertainties involve the legal, regulatory and enforcement parameters governing environmental assessment and remediation, the nature and extent of contamination, the extent of required remediation efforts, the choice of remediation methodology, availability of insurance coverage and, in the case of sites with multiple responsible parties, the number and financial strength of other potentially responsible parties.

Other Legal Proceedings

The Company is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities, including product liability claims. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company.

Other Contingencies

In June 2014, the Company self-disclosed to the California Department of Toxic Substance Control (“DTSC”) that a recent inventory of its Fairfield facility had revealed potential violations of the Resource Conservation and Recovery Act and the California Health and Safety Code. Although no formal proceeding has been initiated, the Company expects the DTSC to seek payment of fines or other penalties for non-compliance. The Company does not expect the amount of any such fine or other penalty to have a material adverse effect on its business, financial position or results of operations.

13.  Employee Benefit Plans

Defined Contribution Plans

Qualifying employees of the Company are eligible to participate in the Nexeo Solutions, LLC Employee Savings Plan (“401(k) Plan”). The 401(k) Plan is a defined contribution plan designed to allow employees to make tax deferred contributions as well as Company contributions, designed to assist employees of the Company and its affiliates in providing for their retirement. The Company matches 100% of employee contributions up to 4.0%. The Company will make an additional contribution to the 401(k) Plan of 1.5%, 3.0%, or 4.5%, based upon years of service of one to ten years, eleven to twenty years and twenty-one years or more, respectively. Employees meeting certain age requirements may also receive an additional transition contribution from the Company. A version of the 401(k) Plan is also available for qualifying employees of the Company in its foreign subsidiaries.

The following summarizes contributions to the plans described above during the three and six months ended March 31, 2016 and 2015:

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Contributions recorded as a component of cost of sales and operating expenses	$1.0	$0.8	$1.9	$1.9
Contributions recorded as a component of selling, general and administrative expenses	1.7	1.8	3.2	3.6
Total contributions	$2.7	$2.6	$5.1	$5.5

Restricted Equity Plan

Holdings may issue unregistered Series B units to directors, certain officers and employees eligible to participate in the Company’s restricted equity plan (“Equity Plan”). The units issued under the Equity Plan are subject to certain transfer restrictions and are initially deemed to be unvested. With respect to units issued to certain officers and employees, 50% of the Series B units vest 20% annually over a five year period (“Time-Based Units”) and 50% of the Series B units become vested in accordance with a performance-based schedule that is divided into five separate and equal twelve month periods (“Performance-Based Units”). The vesting of both the Time-Based Units and the Performance-Based Units is subject to the employee’s continued employment with the Company. The Board of Directors of the Company (the “Board of Directors”) establishes each annual performance-based period based upon an earnings before interest, tax, depreciation and amortization (“EBITDA”) target for the Company during that period. In the event that any Performance-Based Units do not vest for any applicable annual performance period due to the failure to achieve that year’s EBITDA-based performance target, the Performance-Based Units assigned to that annual performance period shall subsequently vest upon the achievement of the EBITDA-based performance target for the fiscal year following such fiscal year.

Prior to December 1, 2015, upon the occurrence of a liquidity event within seven years of the employee’s beginning vesting date in which TPG Accolade realized a return based upon cash received (including dividends) divided by aggregate purchase price that was equal to or greater than 3.0x, all Performance-Based Units would automatically vest, as long as the employee remained employed by the Company through the completion of the liquidity event.  On December 1, 2015, the Board of Directors removed the requirement that TPG Accolade realize a return equal to or greater than 3.0x in a liquidity event. Accordingly, all Performance-Based Units automatically vest upon the occurrence of a liquidity event within seven years of the employee’s beginning vesting date, regardless of the return realized by TPG Accolade, as long as the employee remains employed by the Company through the completion of the liquidity event. This revision represents a modification of all the unvested Performance-Based Units outstanding as of the modification date. The modification does not change the Company’s current expectations of whether the Performance-Based Units will ultimately vest and therefore does not result in the recognition of compensation cost in the current period.  If, at a future date, the Company determines it is probable the employees will vest in the modified awards, it will recognize compensation cost equal to the new fair value of these awards at the modification date of $0.12 per unit.

Upon a termination of employment within 24 months of a change of control, all outstanding and unvested Series B units automatically vest, provided the employee remains employed by the Company at the time of the event. Upon termination of employment, the Company may, in its sole discretion, elect to redeem unregistered Series B units previously granted to officers and employees eligible to participate in the Company’s Equity Plan. The repurchase price per unit is the difference between the established threshold value at the time of redemption and the threshold value at the time of the grant.

The fair value of the Series B units granted during the six months ended March 31, 2016 was determined using a discounted cash flow analysis and a Black-Scholes Option Pricing Model with the valuation assumptions of (1) expected term of one year, (2) expected price volatility of 47.1%, (3) a risk-free interest rate of 0.6% and (4) an expected distribution yield of 0.0%. Volatility was estimated using historical stock prices of comparable public companies.

The following table summarizes compensation expense recognized as a component of Selling, general and administrative expenses in the condensed consolidated statements of operations related to the Series B Units during the three and six months ended March 31, 2016 and 2015:

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Compensation expense - Time-Based Units	$0.3	$0.3	$0.6	$0.6
Compensation expense - Performance-Based Units	$—	$—	$—	$—

The following table summarizes Equity Plan activity during the six months ended March 31, 2016:

	Units	Average Grant Date Fair Value Per Unit
Outstanding at September 30, 2015	38,466,624	$0.28
Granted	1,028,571	0.12
Forfeited/Canceled	(1,597,000)	0.25
Outstanding at March 31, 2016	37,898,195	$0.22

The following table summarizes the non-vested Equity Plan units during the six months ended March 31, 2016:

	Units	Average Grant Date Fair Value Per Unit
Nonvested at September 30, 2015	23,116,625	$0.26
Granted	1,028,571	0.12
Vested	(1,989,989)	0.32
Forfeited	(1,345,000)	0.23
Nonvested at March 31, 2016	20,810,207	$0.15

The following table summarizes information related to the vesting of Series B units during the three and six months ended March 31, 2016 and 2015:

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Series B units vested	1,880,000	1,730,000	1,989,989	1,837,146
Total fair value of vested Series B units	$0.6	$0.6	$0.6	$0.6

Total unrecognized compensation cost related to the Series B units was $0.8 million at March 31, 2016, expected to be recognized over the next four years.

14.  Related Party Transactions

At the closing of the Ashland Distribution Acquisition, the Company entered into a management services agreement with TPG Capital, L.P. (together with its affiliates, including TPG Accolade, “TPG”) pursuant to which it provides the Company with ongoing management, advisory, specialized operational and consulting services. Under the current terms of the agreement, the quarterly monitoring fee to TPG is equal to 2% of the Company’s “Adjusted EBITDA” (as defined in the agreement) less $0.175 million, subject to a revised minimum annual amount of $2.825 million. These fees are recorded in Selling, general and administrative expenses in the Company’s condensed consolidated statements of operations.

Pursuant to the management services agreement, the Company also pays TPG fees in connection with consulting services it provides in relation to certain corporate transactions. TPG received reimbursements for out-of-pocket expenses incurred by TPG in connection with these transactions. These fees are recorded in Selling, general and administrative expenses in the Company’s condensed consolidated statements of operations.

The Company elects to participate in TPG’s leveraged procurement program, but since the first quarter of fiscal year 2014, it is no longer subject to a fee for participation in this program. The fees for periods prior to that date were recorded in Selling, general and administrative expenses in the Company’s condensed consolidated statements of operations and were calculated in relation to TPG’s portfolio companies for various categories of services and products for the benefit of portfolio companies.

The table below summarizes activity recorded during the respective periods related to the items described above:

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Sales to TPG related entities	$0.8	$1.8	$1.8	$5.5
Amounts included in Selling, general and administrative expenses
Management fees to TPG	$0.7	$0.7	$1.6	$1.5
Consulting fees to TPG	$0.2	$0.1	$0.2	$0.5

There were no purchases from TPG in the three and six months ended March 31, 2016 and 2015.

At March 31, 2016 and September 30, 2015, TPG related entities owed the Company $0.2 million and $0.3 million, respectively, which were included in Accounts and notes receivable in the Company’s condensed consolidated balance sheets.

The Company has a strategic consulting services agreement with Steven B. Schwarzwaelder, a member of the Board of Directors, under which it pays an annual fee of $0.175 million. The Company recorded less than $0.1 million and $0.1 million for the three and six months ended March 31, 2016 and 2015, respectively, related to this agreement. This fee is recorded in Selling, general and administrative expenses in the Company’s condensed consolidated statements of operations.

The Company has a truck and lease service agreement (“Ryder Truck Lease”) with Ryder that covers the rental of 11 trucks and 5 trailers. The Company also briefly engaged a company affiliated with Ryder for logistics advisory services. In addition, in May 2015 the Company entered into the Ryder Lease (see Note 6) which covers the rental of approximately 200 tractors. John Williford, a member of the Board of Directors, was the President, Global Supply Chain Solutions for Ryder System, Inc., a company affiliated with Ryder, from June 2008 until March 31, 2015. Payments to Ryder and affiliated companies for advisory services fees and the Ryder Truck Lease, including reimbursements for licensing fees, fuel charges, mileage and certain maintenance and other obligations, were recorded primarily in Cost of sales and operating expenses in the Company’s condensed consolidated statements of operations. During the three and six months ended March 31, 2016, the Company paid Ryder $1.8 million and $3.3 million, respectively. During the three and six months ended March 31, 2015, the Company paid Ryder $0.1 million and $0.2 million, respectively.

Certain former shareholders of Archway continue to be employed by the Company and are involved in the operations of the business acquired in the Archway Acquisition. In connection with the Archway Acquisition, the Company recorded a payable to former shareholders of Archway totaling $3.4 million related to certain tax refund receivables. During the six months ended March 31, 2016, the Company paid $0.2 million and during the fiscal years 2015 and 2014, the Company paid $1.6 million and $1.4 million, respectively, of this amount. Accordingly, at March 31, 2016, the Company owed approximately $0.1 million to the former shareholders, which was included in Accrued expenses and other liabilities in the Company’s condensed consolidated balance sheet.

15.  Income Taxes

As discussed in Note 1, Holdings is organized as a limited liability company and is taxed as a partnership for U.S. income tax purposes. As such, with the exception of a limited number of state and local jurisdictions, Holdings is not subject to U.S. income taxes. Accordingly, the members will report their share of Holdings’ taxable income on their respective U.S. federal tax returns. Holdings pays distributions to members to fund their tax obligations. Holdings and its subsidiaries made no material distributions to, or on behalf of, their members during the three and six months ended March 31, 2016 and 2015. The Company’s sole active U.S. corporate subsidiary, Sub Holding, is subject to tax at the entity level in the U.S. The Company’s controlled foreign corporations are subject to tax at the entity level in their respective jurisdictions.

Income tax expense for the three months ended March 31, 2016 and March 31, 2015 was $1.8 million. The current period tax expense was attributable to income tax expense on profitable foreign operations, primarily Canada and EMEA. The prior period tax expense was largely attributed to a valuation allowance recorded against deferred tax assets in China as well as to U.S. income tax expense on profitable U.S. operations. The tax expense for the three months ended March 31, 2016 reflects an effective tax rate of 47.4%.

Income tax expense for the six months ended March 31, 2016 was $3.1 million compared to $0.9 million for the six months ended March 31, 2015. The current period tax expense was attributable to income tax expense on profitable foreign operations, primarily Canada and EMEA. The prior period expense was largely attributed to changes in the Company’s valuation allowance as well as to foreign income tax expense on profitable foreign operations. The tax expense for the six months ended March 31, 2016 reflects an effective tax rate of 33.0%.

For the periods ended March 31, 2016 and 2015, the Company computed the provision for income taxes based on the actual year-to-date effective tax rate by applying the discrete method.  Due to on-going changes in the Company’s international operations, the annual effective tax rate, which relies on accurate projections by legal entity of income earned and taxed in foreign jurisdictions, as well as accurate projections by legal entity of permanent and temporary differences, was not considered a reliable estimate for purposes of calculating year-to-date income tax expense.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As a result of the adoption of ASU 2015-17, deferred tax assets and liabilities and any related valuation allowances are classified as noncurrent on a prospective basis. See Note 2.

At March 31, 2016 and September 30, 2015, the valuation allowance was $3.8 million and $3.6 million, respectively, primarily relating to Nexeo Plaschem operations. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon management’s expectations at March 31, 2016, management believes it is not more likely than not that it will realize the majority of its deferred tax assets.

Uncertain Tax Positions

U.S. GAAP prescribes a recognition threshold and measurement attribute for the accounting and financial statement disclosure of tax positions taken or expected to be taken in a tax return. The evaluation of a tax position is a two-step process.  The first step requires the Company to determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position.  The second step requires the Company to recognize in the financial statements each tax position that meets the more likely than not criteria, measured as the amount of benefit that has a greater than 50% likelihood of being realized. Differences between the amount of tax benefits taken or expected to be taken in the income tax returns and the amount of tax benefits recognized in the financial statements represent the Company’s unrecognized income tax benefits, which are recorded as a liability.

The Company recognizes interest and penalties related to uncertain tax positions, if any, as a component of income tax expense in the condensed consolidated statements of operations. There was an insignificant amount of interest and penalties recognized during the three and six months ended March 31, 2016 and 2015. As of March 31, 2016 and September 30, 2015, the Company had $1.1 million related to uncertain tax positions, including related accrued interest and penalties.

The Company believes it is reasonably possible that within the next 12 months unrecognized tax benefits may decrease by up to $0.5 million as a result of the expiration of certain statute of limitations periods.

The Company or one of its subsidiaries files income tax returns in various state and foreign jurisdictions. Within the U.S., the Company is subject to federal and state income tax examination by tax authorities for periods after March 2011. With respect to countries outside of the U.S., with certain exceptions, the Company’s foreign subsidiaries are subject to income tax audits for years after 2010.

16.  Segment and Geographic Data

The Company operates through three lines of business, or operating segments: Chemicals, Plastics and Environmental Services. On July 1, 2014, the Company sold its composites operations in North America and as a result, activity associated with these operations is classified as discontinued operations in the Company’s condensed consolidated financial statements for all periods presented. While the Company continued to occasionally distribute certain composites products in Asia post-sale of the Company’s North American composites operations, these sales were minimal and they are no longer identified as a separate line of business. The three remaining lines of business market to different sets of customers operating in an array of industries, with various end markets and customer segments within those industries. For segment presentation and disclosure purposes, the Chemicals and Plastics lines of business constitute separate reportable segments while the Environmental Services line of business, which does not meet the materiality threshold for separate disclosure and the historical composites products sales in Asia are combined in an “Other” segment.

Each line of business represents unique products and suppliers, and each line of business focuses on specific end markets within its industry based on a variety of factors, including supplier or customer opportunities, expected growth and prevailing economic conditions. Across the Chemicals and Plastics lines of business there are numerous industry segments, end markets and sub markets that the Company may choose to focus on. These end markets may change from year to year depending on the underlying market economics, supplier focus, expected profitability and the Company’s strategic agenda.

The Chemicals, Plastics and Environmental Services lines of business compete with national, regional and local companies throughout North America. Additionally, the Chemicals and Plastics lines of business compete with other distribution companies in Asia. The Plastics line of business also competes with other distribution companies in EMEA. Competition within each line of business is based primarily on the diversity of the product portfolio, service offerings, reliability of supply, technical support and price. The accounting policies used to account for transactions in each of the lines of business are the same as those used to account for transactions at the corporate level.

The Chemicals and Plastics lines of business are distribution businesses, while the Environmental Services line of business provides hazardous and non-hazardous waste collection, recovery, recycling and arrangement for disposal services.

A brief description of each line of business follows:

Chemicals.  The Chemicals line of business distributes specialty and industrial chemicals, additives and solvents to industrial users via rail cars, bulk tanker trucks and as packaged goods in trucks. The Company’s chemical products are distributed in more than 50 countries worldwide, primarily in North America and Asia. In connection with the distribution of chemicals products, the Company provides value-added services such as custom blending, packaging and re-packaging, private-label manufacturing and product testing in the form of chemical analysis, product performance analysis and product development. While the Chemicals line of business serves multiple end markets, key end markets within the industrial space are CASE, HI&I, lubricants, oil and gas and personal care.

Plastics. The Plastics line of business distributes a broad product line consisting of commodity polymer products and prime engineering resins to plastics processors engaged in blow molding, extrusion, injection molding and rotation molding via rail car, bulk truck, truckload boxes and less-than truckload quantities. The Company’s plastics products are distributed in more than 50 countries worldwide, primarily in North America, EMEA and Asia. The Plastics line of business serves a broad cross section of industrial segments, with a current focus on the healthcare and automotive end markets.

Other. The Environmental Services line of business, in connection with certain waste disposal service companies, provides customers with comprehensive hazardous and non-hazardous waste collection, recovery and arrangement for disposal services or recycling in North America, primarily in the U.S. These environmental services are offered through the Company’s network of distribution facilities which are used as transfer facilities. The Other segment also includes historical composites products sales in Asia.

The Chief Executive Officer is the Chief Operating Decision Maker (“CODM”). The CODM reviews net sales to unaffiliated customers and gross profit in order to make decisions, assess performance and allocate resources to each line of business. In order to maintain the focus on line of business performance, certain expenses are excluded from the line of business results utilized by the Company’s CODM in evaluating line of business performance. These expenses include depreciation and amortization, selling, general and administrative expense, corporate items such as transaction related costs, interest and income tax expense. These items are separately delineated to reconcile to reported net income. No single customer accounted for more than 10.0% of revenues for any line of business for each of the periods reported. Intersegment revenues were insignificant.

The Company aggregates total assets at the line of business level. The assets attributable to the Company’s lines of business, that are reviewed by the CODM, consist of trade accounts receivable, inventories, goodwill and any specific assets that are otherwise directly associated with a line of business. The Company’s inventory of packaging materials and containers are generally not allocated to a line of business and are included in unallocated assets.

Summarized financial information relating to the Company’s lines of business is as follows:

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Sales and operating revenues
Chemicals	$389.0	$507.8	$767.7	$1,021.3
Plastics	443.9	477.0	862.4	952.2
Other	29.3	28.0	59.8	57.0
Total sales and operating revenues	862.2	1,012.8	1,689.9	2,030.5
Gross profit
Chemicals	50.1	57.5	97.4	108.2
Plastics	44.8	34.7	85.4	68.5
Other	6.4	7.0	13.7	14.5
Total gross profit	101.3	99.2	196.5	191.2
Selling, general & administrative expenses	76.7	82.0	151.4	165.6
Transaction related costs	6.3	—	7.3	0.1
Total operating income	18.3	17.2	37.8	25.5
Other income	0.9	0.2	2.6	0.7
Interest income (expense)
Interest income	0.1	0.1	0.1	0.1
Interest expense	(15.5)	(16.3)	(31.1)	(32.7)
Income (loss) from continuing operations before income taxes	$3.8	$1.2	$9.4	$(6.4)

	March 31, 2016	September 30, 2015
IDENTIFIABLE ASSETS
Chemicals	$654.0	$696.9
Plastics	545.2	530.2
Other	32.2	35.1
Total identifiable assets by segment	1,231.4	1,262.2
Unallocated assets	386.2	455.8
Total assets	$1,617.6	$1,718.0

Revenues by geographic location, based on the jurisdiction of the subsidiary entity receiving revenue credit for the sale, are presented below:

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
North America	$707.5	$843.5	$1,381.3	$1,691.3
EMEA	108.4	119.7	213.1	244.4
Asia	46.3	49.6	95.5	94.8
Total	$862.2	$1,012.8	$1,689.9	$2,030.5

17.  Financial Statements of Guarantors and Issuers of Guaranteed Securities

The following condensed consolidating financial statements are presented pursuant to Rule 3—10 of Regulation S-X issued by the SEC. The condensed consolidating financial statements reflect the Company’s financial position as of March 31, 2016 and September 30, 2015, and the results of operations and items of comprehensive income (loss) for the three and six months ended March 31, 2016 and 2015, and cash flows for the six months ended March 31, 2016 and 2015.

As a result of the Ashland Distribution Acquisition, on March 31, 2011, Solutions and Nexeo Solutions Finance Corporation (the “Co-Issuer,” and together with Solutions, the “Issuers”) issued the Notes in an aggregate principal amount of $175.0 million. The Notes are fully and unconditionally guaranteed, jointly and severally, by Holdings and its wholly owned subsidiary, Sub Holding. The guarantees are subject to release under certain customary defeasance provisions. Solutions is also the primary borrower under the Credit Facilities, which are guaranteed by Holdings and Sub Holding. Holdings and Sub Holding are also co-borrowers on a joint and several basis with Solutions under the Credit Facilities. The Co-issuer also is a guarantor under the Term Loan Facility. The Co-issuer (labeled “Finance” in the tables below) has no independent operations and no assets or liabilities for any of the periods presented herein.

There are no restrictions on the ability of Holdings’ subsidiaries, including the Issuers, to make investments in, or loans directly to, Holdings. The ability of Holdings’ subsidiaries, including the Issuers, to pay dividends to Holdings is restricted under the Company’s Credit Facilities, subject to certain customary exceptions. As an example, the restrictions under the Company’s Term Loan Facility include that dividends may be made to Holdings (i) in an aggregate amount not to exceed the greater of $40.0 million and 3.25% of total assets, as defined, plus the amount of excluded contributions, as defined, received by Holdings prior to such payment; (ii) if the consolidated net leverage ratio, as defined, would be less than or equal to 3.0 to 1.0 after giving effect to such payment; and (iii) out of the available amount, as defined, if the consolidated net leverage ratio, as defined, would be less than or equal to 4.5 to 1.0 after giving effect to such payment. Payment of dividends described in the foregoing clauses (i), (ii) and (iii) (other than with excluded contributions, as defined) are prohibited if at the time of, or after giving effect to, the dividend, a default, as defined, would exist under the credit agreement for the Term Loan Facility.

The Co-Issuer is a wholly owned finance subsidiary of Solutions, which jointly and severally issued the securities. Sub Holding holds participating preferred interests in Solutions that totaled $146.0 million at the time of their issuance. The preferred interests participate with common interests as the equivalent of a 2% common interest, and also have a preference with respect to income and distributions from Solutions that provides an annual return equal to 8% on the value of the preferred interests at the time of their issuance.

The remaining subsidiaries (“Non-Guarantor Subsidiaries”) as of March 31, 2016 are not guarantors of the Notes.

The condensed consolidating financial statements for the Company are as follows:

Condensed Consolidating Balance Sheets at March 31, 2016

	Holdings	Finance	Sub Holding	Solutions	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$0.3	$—	$—	$2.5	$56.9	$—	$59.7
Accounts and notes receivable, net	—	—	—	348.2	139.2	—	487.4
Inventories	—	—	—	217.2	102.1	—	319.3
Intercompany advances	—	—	—	0.6	—	(0.6)	—
Other current assets	—	—	—	12.9	11.7	—	24.6
Total current assets	0.3	—	—	581.4	309.9	(0.6)	891.0
Property, plant and equipment, net	—	—	—	223.4	11.0	—	234.4
Goodwill and other intangibles, net	—	—	—	378.5	98.1	—	476.6
Other non-current assets	—	—	0.1	14.0	1.5	—	15.6
Intercompany advances	—	—	—	178.8	—	(178.8)	—
Investment in subsidiaries	420.5	—	241.2	168.6	—	(830.3)	—
Total assets	$420.8	$—	$241.3	$1,544.7	$420.5	$(1,009.7)	$1,617.6

Liabilities & Members’ Equity
Current liabilities
Short-term borrowings and current portion of long- term debt	$—	$—	$—	$2.4	$38.3	$—	$40.7
Intercompany advances	0.4	—	0.2	—	—	(0.6)	—
Accounts payable, accrued expenses and other liabilities	—	—	0.4	260.5	117.0	—	377.9
Total current liabilities	0.4	—	0.6	262.9	155.3	(0.6)	418.6
Long-term debt and capital lease obligations, less current portion, net	40.8	—	25.5	738.7	—	—	805.0
Deferred income taxes	—	—	87.6	0.3	4.5	—	92.4
Other non-current liabilities	—	—	—	8.7	1.4	—	10.1
Intercompany advances	88.1	—	—	—	90.7	(178.8)	—
Total liabilities	129.3	—	113.7	1,010.6	251.9	(179.4)	1,326.1
Members’ Equity
Total members’ equity	291.5	—	127.6	534.1	168.6	(830.3)	291.5
Total liabilities and members’ equity	$420.8	$—	$241.3	$1,544.7	$420.5	$(1,009.7)	$1,617.6

Condensed Consolidating Balance Sheets at September 30, 2015

	Holdings	Finance	Sub Holding	Solutions	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$0.2	$—	$0.3	$73.1	$54.1	$—	$127.7
Accounts and notes receivable, net	—	—	—	373.1	135.6	—	508.7
Inventories	—	—	—	229.7	95.4	—	325.1
Intercompany advances	—	—	—	0.6	—	(0.6)	—
Other current assets	—	—	—	10.3	11.7	—	22.0
Total current assets	0.2	—	0.3	686.8	296.8	(0.6)	983.5
Property, plant and equipment, net	—	—	—	219.9	11.3	—	231.2
Goodwill and other intangibles, net	—	—	—	385.7	99.4	—	485.1
Other non-current assets	—	—	0.1	17.5	0.6	—	18.2
Intercompany advances	—	—	—	101.3	—	(101.3)	—
Investment in subsidiaries	404.5	—	241.0	161.5	—	(807.0)	—
Total assets	$404.7	$—	$241.4	$1,572.7	$408.1	$(908.9)	$1,718.0

Liabilities & Members’ Equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$0.4	$—	$0.3	$36.8	$34.9	$—	$72.4
Intercompany advances	0.4	—	0.2	—	—	(0.6)	—
Accounts payable, accrued expenses and other liabilities	0.1	—	0.9	286.9	105.1	—	393.0
Total current liabilities	0.9	—	1.4	323.7	140.0	(0.6)	465.4
Long-term debt and capital lease obligations, less current portion, net	118.8	—	31.9	712.8	—	—	863.5
Deferred income taxes	—	—	87.1	0.3	4.1	—	91.5
Other non-current liabilities	—	—	—	11.4	1.2	—	12.6
Intercompany advances	—	—	—	—	101.3	(101.3)	—
Total liabilities	119.7	—	120.4	1,048.2	246.6	(101.9)	1,433.0
Members’ Equity
Total members’ equity	285.0	—	121.0	524.5	161.5	(807.0)	285.0
Total liabilities and members’ equity	$404.7	$—	$241.4	$1,572.7	$408.1	$(908.9)	$1,718.0

Condensed Consolidating Statements of Operations
For the Three Months Ended March 31, 2016

	Holdings	Finance	Sub Holding	Solutions	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Sales and operating revenues	$—	$—	$—	$655.7	$206.5	$—	$862.2
Cost of sales and operating expenses	—	—	—	573.7	187.2	—	760.9
Gross profit	—	—	—	82.0	19.3	—	101.3
Selling, general and administrative expenses and transaction related costs	—	—	—	71.1	11.9	—	83.0
Operating income	—	—	—	10.9	7.4	—	18.3
Other income (expense):
Interest expense, net	(1.5)	—	(0.4)	(12.0)	(1.5)	—	(15.4)
Equity in earnings of subsidiaries	3.6	—	1.3	4.6	—	(9.5)	—
Other income	—	—	—	0.8	0.1	—	0.9
Income from continuing operations before income taxes	2.1	—	0.9	4.3	6.0	(9.5)	3.8
Income tax expense	—	—	0.2	0.2	1.4	—	1.8
Net income from continuing operations	2.1	—	0.7	4.1	4.6	(9.5)	2.0
Net income from discontinued operations, net of tax	—	—	—	0.1	—	—	0.1
Net income	$2.1	$—	$0.7	$4.2	$4.6	$(9.5)	$2.1

Condensed Consolidating Statements of Comprehensive Income (Loss)
For the Three Months Ended March 31, 2016

	Holdings	Finance	Sub Holding	Solutions	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net income	$2.1	$—	$0.7	$4.2	$4.6	$(9.5)	$2.1
Unrealized foreign currency translation gain, net of tax	6.1	—	—	6.1	6.1	(12.2)	6.1
Unrealized gain on interest rate hedges, net of tax	0.1	—	—	0.1	—	(0.1)	0.1
Other comprehensive income, net of tax	6.2	—	—	6.2	6.1	(12.3)	6.2
Total comprehensive income, net of tax	8.3	—	0.7	10.4	10.7	(21.8)	8.3
Total comprehensive income attributable to Nexeo Solutions Holdings, LLC and subsidiaries, net of tax	$8.3	$—	$0.7	$10.4	$10.7	$(21.8)	$8.3

Condensed Consolidating Statements of Operations
For the Three Months Ended March 31, 2015

	Holdings	Finance	Sub Holding	Solutions	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Sales and operating revenues	$—	$—	$—	$777.4	$235.4	$—	$1,012.8
Cost of sales and operating expenses	—	—	—	693.6	220.0	—	913.6
Gross profit	—	—	—	83.8	15.4	—	99.2
Selling, general and administrative expenses and transaction related costs	—	—	0.3	69.2	12.5	—	82.0
Operating income (loss)	—	—	(0.3)	14.6	2.9	—	17.2
Other income (expense):
Interest expense, net	(0.9)	—	(0.4)	(13.3)	(1.6)	—	(16.2)
Equity in earnings of subsidiaries	0.3	—	1.3	0.3	—	(1.9)	—
Other income (expense)	—	—	0.5	(0.5)	0.2	—	0.2
Income (loss) from continuing operations before income taxes	(0.6)	—	1.1	1.1	1.5	(1.9)	1.2
Income tax expense (benefit)	—	—	0.5	(0.2)	1.5	—	1.8
Net income (loss) from continuing operations	(0.6)	—	0.6	1.3	—	(1.9)	(0.6)
Net income (loss) from discontinued operations, net of tax	—	—	—	(0.3)	0.3	—	—
Net income (loss)	$(0.6)	$—	$0.6	$1.0	$0.3	$(1.9)	$(0.6)

Condensed Consolidating Statements of Comprehensive Income (Loss)
For the Three Months Ended March 31, 2015\

	Holdings	Finance	Sub Holding	Solutions	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net income (loss)	$(0.6)	$—	$0.6	$1.0	$0.3	$(1.9)	$(0.6)
Unrealized foreign currency translation loss, net of tax	(15.6)	—	—	(15.6)	(14.8)	30.4	(15.6)
Other comprehensive loss, net of tax	(15.6)	—	—	(15.6)	(14.8)	30.4	(15.6)
Total comprehensive income (loss), net of tax	(16.2)	—	0.6	(14.6)	(14.5)	28.5	(16.2)
Total comprehensive income (loss) attributable to Nexeo Solutions Holdings, LLC and subsidiaries, net of tax	$(16.2)	$—	$0.6	$(14.6)	$(14.5)	$28.5	$(16.2)

Condensed Consolidating Statements of Operations
For the Six Months Ended March 31, 2016

	Holdings	Finance	Sub Holding	Solutions	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Sales and operating revenues	$—	$—	$—	$1,281.1	$408.8	$—	$1,689.9
Cost of sales and operating expenses	—	—	—	1,121.6	371.8	—	1,493.4
Gross profit	—	—	—	159.5	37.0	—	196.5
Selling, general and administrative expenses and transaction related costs	—	—	—	134.7	24.0	—	158.7
Operating income	—	—	—	24.8	13.0	—	37.8
Other income (expense):
Interest expense, net	(2.7)	—	(0.7)	(24.6)	(3.0)	—	(31.0)
Equity in earnings of subsidiaries	9.1	—	0.9	7.5	—	(17.5)	—
Other income	—	—	—	2.4	0.2	—	2.6
Income from continuing operations before income taxes	6.4	—	0.2	10.1	10.2	(17.5)	9.4
Income tax expense	—	—	0.2	0.2	2.7	—	3.1
Net income from continuing operations	6.4	—	—	9.9	7.5	(17.5)	6.3
Net income from discontinued operations, net of tax	—	—	—	0.1	—	—	0.1
Net income	$6.4	$—	$—	$10.0	$7.5	$(17.5)	$6.4

Condensed Consolidating Statements of Comprehensive Income (Loss)
For the Six Months Ended March 31, 2016

	Holdings	Finance	Sub Holding	Solutions	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net income	$6.4	$—	$—	$10.0	$7.5	$(17.5)	$6.4
Unrealized foreign currency translation loss, net of tax	(0.6)	—	—	(0.6)	(0.3)	0.9	(0.6)
Unrealized gain on interest rate hedges, net of tax	0.2	—	—	0.2	—	(0.2)	0.2
Other comprehensive loss, net of tax	(0.4)	—	—	(0.4)	(0.3)	0.7	(0.4)
Total comprehensive income, net of tax	6.0	—	—	9.6	7.2	(16.8)	6.0
Total comprehensive income attributable to Nexeo Solutions Holdings, LLC and subsidiaries, net of tax	$6.0	$—	$—	$9.6	$7.2	$(16.8)	$6.0

Condensed Consolidating Statements of Operations
For the Six Months Ended March 31, 2015

	Holdings	Finance	Sub Holding	Solutions	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Sales and operating revenues	$—	$—	$—	$1,554.2	$476.3	$—	$2,030.5
Cost of sales and operating expenses	—	—	—	1,392.4	446.9	—	1,839.3
Gross profit	—	—	—	161.8	29.4	—	191.2
Selling, general and administrative expenses and transaction related costs	—	—	0.3	138.1	27.3	—	165.7
Operating income (loss)	—	—	(0.3)	23.7	2.1	—	25.5
Other income (expense):
Interest expense, net	(1.8)	—	(0.8)	(26.7)	(3.3)	—	(32.6)
Equity in earnings of subsidiaries	(6.3)	—	(0.8)	(2.3)	—	9.4	—
Other income (expense)	—	—	0.5	(0.2)	0.4	—	0.7
Loss from continuing operations before income taxes	(8.1)	—	(1.4)	(5.5)	(0.8)	9.4	(6.4)
Income tax expense (benefit)	—	—	(0.6)	0.1	1.4	—	0.9
Net loss from continuing operations	(8.1)	—	(0.8)	(5.6)	(2.2)	9.4	(7.3)
Net loss from discontinued operations, net of tax	—	—	—	(0.7)	(0.1)	—	(0.8)
Net loss	$(8.1)	$—	$(0.8)	$(6.3)	$(2.3)	$9.4	$(8.1)

Condensed Consolidating Statements of Comprehensive Income (Loss)
For the Six Months Ended March 31, 2015

	Holdings	Finance	Sub Holding	Solutions	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net loss	$(8.1)	$—	$(0.8)	$(6.3)	$(2.3)	$9.4	$(8.1)
Unrealized foreign currency translation loss, net of tax	(24.9)	—	—	(24.9)	(23.6)	48.5	(24.9)
Unrealized gain on interest rate hedges, net of tax	0.1	—	—	0.1	—	(0.1)	0.1
Other comprehensive loss, net of tax	(24.8)	—	—	(24.8)	(23.6)	48.4	(24.8)
Total comprehensive loss, net of tax	(32.9)	—	(0.8)	(31.1)	(25.9)	57.8	(32.9)
Comprehensive loss attributable to noncontrolling interest, net of tax	0.1	—	—	0.1	0.1	(0.2)	0.1
Total comprehensive loss attributable to Nexeo Solutions Holdings, LLC and subsidiaries, net of tax	$(32.8)	$—	$(0.8)	$(31.0)	$(25.8)	$57.6	$(32.8)

Condensed Consolidating Statements of Cash Flows
For the Six Months Ended March 31, 2016

	Holdings	Finance	Sub Holding	Solutions	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows From Operating Activities
Net cash provided by (used in) operating activities	$(1.3)	$—	$(0.3)	$38.4	$7.6	$(0.8)	$43.6

Cash Flows From Investing Activities
Additions to property and equipment	—	—	—	(9.3)	(0.1)	—	(9.4)
Proceeds from the disposal of property and equipment	—	—	—	2.0	—	—	2.0
Investment in subsidiaries	(6.6)	—	—	—	—	6.6	—
Net cash used in investing activities	(6.6)	—	—	(7.3)	(0.1)	6.6	(7.4)

Cash Flows From Financing Activities
Repurchases of membership units	(0.1)	—	—	—	—	—	(0.1)
Proceeds from short-term debt	—	—	—	—	18.6	—	18.6
Repayments of short-term debt	—	—	—	—	(15.0)	—	(15.0)
Investment from parent	—	—	6.6	—	—	(6.6)	—
Preferred interest payment	—	—	—	(0.8)	—	0.8	—
Transfers to/from affiliates	86.5	—	—	(78.5)	(8.0)	—	—
Proceeds from issuance of long-term debt	0.5	—	—	206.8	—	—	207.3
Repayment of long-term debt and capital lease obligations	(78.9)	—	(6.6)	(229.2)	—	—	(314.7)
Net cash provided by (used in) financing activities	8.0	—	—	(101.7)	(4.4)	(5.8)	(103.9)
Effect of exchange rate changes on cash	—	—	—	—	(0.3)	—	(0.3)
Increase (Decrease) in Cash	0.1	—	(0.3)	(70.6)	2.8	—	(68.0)
Beginning Cash Balance	0.2	—	0.3	73.1	54.1	—	127.7
Ending Cash Balance	$0.3	$—	$—	$2.5	$56.9	$—	$59.7

Condensed Consolidating Statements of Cash Flows
For the Six Months Ended March 31, 2015

	Holdings	Finance	Sub Holding	Solutions	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows From Operating Activities
Net cash provided by (used in) operating activities from continuing operations	$(1.8)	$—	$(1.3)	$21.4	$16.9	$(1.0)	$34.2
Net cash used in operating activities from discontinued operations	—	—	—	(0.5)	(0.1)	—	(0.6)
Net cash provided by (used in) operating activities	(1.8)	—	(1.3)	20.9	16.8	(1.0)	33.6

Cash Flows From Investing Activities
Additions to property and equipment	—	—	—	(18.6)	(1.2)	—	(19.8)
Proceeds from the disposal of property and equipment	—	—	—	1.7	—	—	1.7
Investment in subsidiaries	(0.1)	—	—	(34.3)	—	34.4	—
Net cash used in investing activities	(0.1)	—	—	(51.2)	(1.2)	34.4	(18.1)

Cash Flows From Financing Activities
Purchase of additional equity interest in Nexeo Plaschem	—	—	—	—	(34.3)	—	(34.3)
Proceeds from short-term debt	—	—	—	—	23.4	—	23.4
Repayments of short-term debt	—	—	—	—	(32.7)	—	(32.7)
Investment from parent	—	—	0.1	—	34.3	(34.4)	—
Preferred Interest payment	—	—	—	(1.0)	—	1.0	—
Transfer to/from affiliates	—	—	1.7	(1.7)	—	—	—
Proceeds from the issuance of long-term debt	1.6	—	1.0	390.6	88.2	—	481.4
Repayment of long-term debt and capital lease obligations	(0.2)	—	(1.1)	(390.9)	(94.9)	—	(487.1)
Net cash provided by (used in) financing activities	1.4	—	1.7	(3.0)	(16.0)	(33.4)	(49.3)
Effect of exchange rate changes on cash	—	—	—	—	(3.0)	—	(3.0)
Increase (Decrease) in Cash	(0.5)	—	0.4	(33.3)	(3.4)	—	(36.8)
Beginning Cash Balance	0.9	—	—	40.1	47.2	—	88.2
Ending Cash Balance	$0.4	$—	$0.4	$6.8	$43.8	$—	$51.4

During the third quarter of fiscal year 2015, the Company revised the condensed consolidated statement of cash flows for the six months ended March 31, 2015, which impacts information in the above condensed consolidating statement of cash flows for non-guarantor subsidiaries. See Note 2.